Exhibit 99.1

           Hub International Reports Strong Growth in Q205

    CHICAGO--(BUSINESS WIRE)--July 27, 2005--Hub International Limited (NYSE:HBG)(TSX:HBG):

    --  Revenue Rises 37%, Including 7% Organic Growth Rate

    --  New Accounts and Retention Continue Sequential Increases

    --  Company Accelerates Cost Reductions

    --  Acquisition Pipeline Remains Substantial

    Hub International Limited (NYSE:HBG)(TSX:HBG) reported today that second quarter and first-half revenue rose sharply, reflecting both the benefits of acquisitions and strong organic growth.
    Revenue for the quarter ended June 30, 2005 increased 37% to $112.7 million from $82.2 million a year earlier. Net earnings declined, as expected, due to the impact of a non-cash stock based compensation charge resulting from the 2004 acquisition of Talbot. (See detailed discussion below). Second quarter net earnings decreased 63% to $4.3 million ($0.12 per diluted share) from $11.6 million ($0.35 per diluted share) a year earlier. Excluding the Talbot charge and foreign currency effects, net earnings increased 11% to $12.6 million ($0.36 per diluted share).
    Despite a declining rate environment, Hub continued to build revenue organically, posting an organic growth rate of 7%--or 4% when foreign exchange benefits are excluded. Organic growth, which includes net revenue increases for businesses owned at least 12 months, was 3% in the United States and 13% in Canada. Excluding the impact of foreign exchange gains, contingent commissions and other income, Hub's core commissions continued a sequential improvement in organic growth rates, rising to 3% in the second quarter of 2005 from 1% in the first quarter and negative 2% in the fourth quarter of 2004.
    "We continue to gain momentum in our efforts to build the sales culture at Hub," said Martin P. Hughes, chairman and chief executive officer. "Management of the sales pipeline, producer training programs, improved oversight of the sales process and other systems implemented over the past year are becoming increasingly effective. We are seeing improvements in both new sales and account retention.
    Hughes said he anticipates increased rate stability as 2006 unfolds based on a belief that insurers will exhibit more pricing and underwriting discipline during this cycle than they have in previous cycles. Underwriting discipline is being driven by more conservative management and accounting in a post-Sarbanes-Oxley environment, limited investment returns available for premium dollars and the relatively higher likelihood of a large loss of business for insurers that are downgraded by rating agencies. "In turn, this discipline could provide benefits to the brokerage business," Hughes added.

    Revenue Increases Strongly in Second Quarter

    U.S. revenue rose 55% to $78.6 million in the second quarter from $50.7 million in the prior year, reflecting both acquisitions and organic growth. Organic growth of 3% included a 2% growth rate in core commission income.
    Canadian revenue increased 8% to $34.1 million from $31.5 million, including the impact of acquisitions, divestitures and foreign exchange. Organic growth of 13% in both revenue and core commission income included a benefit of nine percentage points from a stronger Canadian dollar.
    Cash compensation expense increased 46% to $61.4 million from $42.1 million a year earlier and rose to 55% of revenue from 51% in the second quarter of 2004. The increase in compensation relative to revenue reflected higher compensation expense ratios at Talbot, acquired July 1, 2004. However, the company also experienced excessive compensation ratios in hubs that have failed to meet their budget projections and operating ratios. Hughes said the company has been reducing costs in recent months and has instructed several hubs to accelerate the pace of reductions in the third quarter. Severance costs related to these reductions, to be implemented by August 31st, will limit their impact in the third quarter, with savings more evident in the fourth quarter and beyond.
    "We have made it clear to our managers that the cash compensation ratio must decline as we grow, generating a higher return from incremental revenue," Hughes said. "In the hubs where this goal is being achieved, no staff reductions are being implemented. However, hubs that have not brought performance up to standards set earlier this year must make the adjustments necessary to meet profitability goals. We are fully committed to our goal of reducing compensation as a percentage of revenue by an average of 100 basis points per year."
    Non-cash stock based compensation rose to $10.7 million from $1.7 million in the second quarter of 2004, largely due to the Talbot charge of $8.7 million or $0.25 per diluted share.
    Increasing profitability at Talbot indicates the total earnout for approximately 70 Talbot employees will be in the $52-$55 million range, up from about $45-$50 million indicated earlier. Hughes noted the Talbot charge will begin to decline in the fourth quarter of 2005 in accordance with the non-cash stock based compensation amortization schedule. The first payment under the earnout provisions is scheduled for September 2005. Hub has the option to make the payment in common shares or cash, although the accounting to date has been based on the assumption that the payment will be made in common shares.
    Selling, occupancy and administration expense rose 29% to $20.7 million in the second quarter of 2005 from $16.1 million a year earlier, but declined to 18% of revenue from 20%.
    Pre-tax earnings declined 29% to $13.2 million from $18.6 million a year earlier. The non-taxable nature of the Talbot charge contributed to a sharp increase in the effective tax rate to 67.8% from 37.6%. Net earnings decreased 63% to $4.3 million ($0.12 per diluted share) in the second quarter from $11.6 million ($0.35 per diluted share) in the same period of 2004. (See attached table for details.)

    Performance Strengthens in First Half of 2005

    Growth in the second quarter expanded on gains made in first quarter performance at Hub. For the first six months of 2005, revenue increased 45% to $234.4 million from $161.6 million. Organic growth was 8% for total revenue and 5% for core commissions. Foreign exchange effects added three percentage points to revenue growth rates in the first half.
    U.S. revenue rose 66% to $165.7 million from $99.5 million, reflecting both acquisitions and organic growth. Organic growth of 4% included a 1% growth rate in core commission income.
    Canadian revenue increased 11% to $68.7 million from $62.1 million, including the impact of acquisitions, divestitures and foreign exchange. Organic growth of 15% overall and 12% for core commissions included a benefit of nine percentage points from a stronger Canadian dollar.
    Cash compensation expense increased 51% to $125.3 million in the first half of 2005 from $82.8 million a year earlier, rising to 54% of revenue from 51% in 2004. Higher relative cash compensation ratios at Talbot and in some other hubs were partially offset by the benefit of higher contingent income, which has little compensation expense associated with it.
    Non-cash stock-based compensation rose to $19.7 million from $3.3 million, including $15.9 million ($0.43 per diluted share) for the Talbot charge. Absent the Talbot charge, non-cash stock based compensation increased 13%.
    Selling, occupancy and administration expense rose 29% to $40.7 million in the first half of 2005 from $31.6 million a year earlier, but declined to 17% of revenue from 20%.
    Pre-tax earnings increased 27% to $42.6 million from $33.5 million in the first half of 2004. The non-taxable nature of the Talbot charge contributed to a sharp increase in the effective tax rate to 51.3% from 36.6%. Net earnings decreased 2% to $20.7 million ($0.59 per diluted share) from $21.2 million ($0.64 per diluted share) a year earlier. The decrease in net earnings resulted from the Talbot charge, offset by higher contingent income, forgiveness of debt on a loan from an insurer and gains on disposal of assets.

    Growth Momentum and Industry Trends Bolster Outlook

    Looking ahead into 2006, Hughes indicated that both internal and external factors are leading to increased optimism, including:

    -- The company's investment in sales culture development has gained substantial traction, as evidenced by improvements in sales productivity in a falling rate environment.

    -- Acquisition opportunities continue to be plentiful and pricing is within the ranges set by the company's valuation discipline. During the second quarter of 2005, Hub announced the acquisitions of THB Intermediaries, and Tash, Lyle & Jones and established Hub International Gulf South, a new office in New Orleans.

    -- Cash flow and access to capital are adequate to fund a significant number of acquisitions. At the close of the second quarter, cash and cash equivalents totalled $114.6 million, including $27.8 million of cash generated from operating activities in the first half.

    -- Although premium rates continue to be soft--a condition likely to hold for another 12 months or so--insurer pricing reflects a level of discipline that should lead to reduced softness during 2006.

    -- Profitability at Talbot is increasing. Continuation of this trend and accelerated expense reduction initiatives at several hubs should lead to improved margins on a consolidated basis.

    "Each of the factors listed above would have a varying impact on Hub's performance and the timing or certainty of any factor is not assured," Hughes noted. "However, the combined number of trends--all positive--suggests an enhanced opportunity to build our business for the long term."

    Understanding the Talbot Charge

    Hub discloses the impact of non-cash stock based compensation related to Talbot in order to give investors increased insight into Hub's results of operations and the effective cost of the Talbot acquisition.
    Both the $90 million cash paid to Safeco Corporation and the future issuance of restricted and non-restricted Hub shares to approximately 70 Talbot executives are components of the total consideration paid to acquire Talbot. This total consideration is within Hub's target range of paying 5-7 times EBITDA (earnings before interest, taxes, depreciation and amortization) for acquired brokerages.
    The executives of Talbot were not shareholders prior to the sale, and therefore non-cash stock based compensation they receive under terms of the purchase agreement is recorded as compensation expense. This compensation expense, which is not deductible for tax purposes, will be charged to earnings through the first quarter of 2007 and will affect earnings comparisons through 2007, making it difficult for investors to analyze the company's results in comparison to prior years and industry peers.
    In the first six months of 2005, Hub recorded $15.9 million of non-cash stock based compensation for Talbot based on a total estimated earnout liability of approximately $53 million. The amount of non-cash stock based compensation may vary from quarter to quarter based on the profitability of Talbot. Based on the current expected earnout of approximately $53 million, the estimated charge to earnings will be:

2004      $14.4 million (actual)
2005      $27.8 million
2006      $9.3 million
2007      $1.7 million

    Conference Call and Webcast

    Hub International will discuss its financial results and outlook on a conference call scheduled for 9:30 a.m. (CT), 10:30 a.m. (ET) today, July 27, 2005. This call is being webcast by Thompson/CCBN and can be accessed at Hub International's Web site at www.hubinternational.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

    Headquartered in Chicago, IL, Hub International Limited is a leading North American insurance brokerage that has grown rapidly since its formation in 1998 through mergers, acquisitions and organic growth. Hub International provides a broad array of property and casualty, life and health, employee benefits, investment and risk management products and services through offices located in the United States and Canada. Hub International's strategy is to expand its market share in the highly fragmented U.S. insurance brokerage industry by acquiring quality firms that focus on servicing middle-market commercial businesses. In addition, Hub plans to leverage its decentralized approach, differentiate its service, and capitalize on its scale to provide broader product offerings to its clients through multiple distribution channels. Hub International currently has 15 large "hub" brokerages that have significant market presence in their geographic regions or specialities in the U.S. and Canada. Each hub provides insurance brokerage services and manages the various other Hub International offices in its territory. The hub brokerages are responsible for growth through sales, service and fold-in acquisitions. The hub offices report to the head office which, in addition to monitoring the activity of each hub, retains responsibility for identifying and acquiring additional hub brokerages, along with integration and coordination initiatives that increase enterprise value.

    This press release may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements relate, among other things, to our plans and objectives for future operations and are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, risks associated with implementing our business strategies, identifying and consummating acquisitions, integrating acquired brokerages, attaining greater market share, developing and implementing effective information technology systems, recruiting and retaining qualified employees, fluctuations in the premiums charged by insurance companies with corresponding fluctuations in our premium-based revenue, any loss of services of key executives, industry consolidation, increased competition in the industry, fluctuations in the demand for insurance products, exchange rates, resolution of regulatory issues, including those related to compensation arrangements with insurance companies, the actual costs of resolution of contingent liabilities and the passage of new legislation subjecting our business to regulation in jurisdictions where we operate. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Additional information regarding these risks and other factors that could cause Hub International's actual results to differ materially from our expectations is contained in the company's filings with the Securities and Exchange Commission and the Canadian securities commissions. Except as otherwise required by federal securities laws, Hub International undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


HUB INTERNATIONAL LIMITED
Consolidated Organic Growth
For the three months and six months ended June 30, 2005
(in thousands of U.S. dollars, except percentages)


                                                      Net
                     Revenue                      Adjustments
               ------------------   Total  Total      For      Organic
                 Second quarter    Change Growth (Acquisitions) Growth
                  2005     2004      ($)   (%)    And Disposals   (%)
               -------------------------------------------------------
Total
----------------
Commission
 Income         $105,418 $76,922   $28,496    37%     $(23,644)     6%
Contingent
 Commissions
 and Volume
   Overrides       4,244   3,038     1,206    40%         (829)    13%
Other Income       3,004   2,271       733    32%         (208)    23%
                ------------------------------------------------------
Total           $112,666 $82,231   $30,435    37%     $(24,681)     7%
                ------------------------------------------------------

USA
----------------
Commission
 Income          $72,740 $46,805   $25,935    55%     $(25,037)     2%
Contingent
  Commissions
  and Volume
   Overrides       3,461   2,189     1,272    58%         (864)    19%
Other Income       2,376   1,728       648    37%         (242)    23%
                ------------------------------------------------------
Total            $78,577 $50,722   $27,855    55%     $(26,143)     3%
                ------------------------------------------------------

Canada
----------------
Commission
 Income          $32,678 $30,117    $2,561     9%       $1,393     13%
Contingent
  Commissions
  and Volume
   Overrides         783     849       (66)   -8%           35     -3%
Other Income         628     543        85    16%           34     22%
                ------------------------------------------------------
Total            $34,089 $31,509    $2,580     8%       $1,462     13%
                ------------------------------------------------------

                                                      Net
                     Revenue                      Adjustments
               ------------------   Total  Total      For      Organic
                First six months   Change Growth (Acquisitions) Growth
                  2005     2004      ($)   (%)    And Disposals   (%)
               -------------------------------------------------------

Total
----------------
Commission
 Income         $194,387   $138,507   $55,880    40%  $(48,903)     5%
Contingent
 Commissions
 and Volume
   Overrides      33,404     18,075    15,329    85%    (9,537)    32%
Other Income       6,572      4,998     1,574    31%      (880)    14%
                ------------------------------------------------------
Total           $234,363   $161,580   $72,783    45%  $(59,320)     8%
                ------------------------------------------------------

USA
----------------
Commission
 Income         $135,893    $83,853   $52,040    62%  $(51,424)     1%
Contingent
 Commissions
 and Volume
   Overrides      24,418     11,832    12,586   106%    (9,859)    23%
Other Income       5,390      3,840     1,550    40%      (951)    16%
                ------------------------------------------------------
Total           $165,701    $99,525   $66,176    66%  $(62,234)     4%
                ------------------------------------------------------

Canada
----------------
Commission
 Income          $58,494    $54,654    $3,840     7%    $2,521     12%
Contingent
 Commissions
 and Volume
   Overrides       8,986      6,243     2,743    44%       322     49%
Other Income       1,182      1,158        24     2%        71      8%
                ------------------------------------------------------
Total            $68,662    $62,055    $6,607    11%    $2,914     15%
                ------------------------------------------------------

    Notes: 1. Organic growth is a non-GAAP measure.
           2. Total and Canadian organic growth rates above include the impact of changes in foreign currency.


HUB INTERNATIONAL LIMITED
Consolidated Statements of Earnings
For the three months and six months ended June 30, 2005 and 2004
(in thousands of U.S. dollars, except per share amounts)

                            Second quarter        First six months
                        ---------------------- -----------------------
                            2005       2004        2005        2004
                        ----------- ---------- ----------- -----------
                        (Unaudited) (Unaudited)(Unaudited) (Unaudited)
Revenue
  Commission income     $105,418    $76,922     $194,387     $138,507
  Contingent commissions
   and volume overrides    4,244      3,038       33,404       18,075
  Other                    3,004      2,271        6,572        4,998
                        --------------------   -----------------------
                         112,666     82,231      234,363      161,580
                        --------------------   -----------------------

Expenses
  Cash compensation       61,447     42,114      125,300       82,751
  Selling, occupancy and
   administration         20,693     16,086       40,746       31,639
  Depreciation             2,134      1,730        4,215        3,317
  Interest expense         2,588      1,702        4,991        3,362
  Intangible asset
   amortization            1,888        936        3,747        1,717
  Non-cash stock based
   compensation           10,652      1,701       19,650        3,315
  Gain on forgiveness of
   debt                        -          -       (4,500)           -
  (Gain)/loss on disposal
   of subsidiaries,
   property, equipment
   and other assets           18       (597)      (2,394)        (559)
  Loss on write-off of
   trademarks                  -          -            -        2,587
                        --------------------   -----------------------
                          99,420     63,672      191,755      128,129
                        --------------------   -----------------------

Net earnings before
 income taxes             13,246     18,559       42,608       33,451
                        --------------------   -----------------------

Provision for income tax
 expense (benefit)
  Current                  8,902      4,992       22,756       11,730
  Future                      75      1,976         (897)         507
                        --------------------   -----------------------
                           8,977      6,968       21,859       12,237
                        --------------------   -----------------------
Net earnings               4,269     11,591       20,749       21,214
Interest on subordinated
 convertible debentures        -        475          950          950
Dividends in lieu on
 restricted share units       28         65           56           65
                        --------------------   -----------------------
Diluted net earnings      $4,297    $12,131      $21,755      $22,229
                        --------------------   -----------------------
                        --------------------   -----------------------

Earnings per share
  Basic                    $0.14      $0.38        $0.68        $0.70
  Diluted                  $0.12      $0.35        $0.59        $0.64

Weighted average shares
 outstanding
  - Basic  (000's)        30,441     30,189       30,405       30,102
Weighted average shares
 outstanding
  -  Diluted (000's)      34,713     34,905       36,994       34,711


HUB INTERNATIONAL LIMITED
Consolidated Balance Sheets
As of June 30, 2005 and December 31, 2004
(in thousands of U.S. dollars)

                                                     2005        2004
                                               -----------  ----------
                                               (Unaudited)
Assets
Current assets:
Cash and cash equivalents                        $114,577     $98,204
Trust cash                                         71,175      71,718
Accounts and other receivables                    229,353     162,841
Income taxes receivable                             5,961       6,208
Future income taxes                                 6,260       3,901
Prepaid expenses                                    6,924       5,835
                                               -----------  ----------
Total current assets                              434,250     348,707

Goodwill                                          382,073     376,676
Other intangible assets                            87,524      88,842
Property and equipment                             26,648      27,907
Future income taxes                                 9,470       4,368
Other assets                                       10,082      11,035
                                               -----------  ----------
Total assets                                     $950,047    $857,535
                                               -----------  ----------
                                               -----------  ----------

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued liabilities         $341,782    $271,843
Income taxes payable                                6,566       2,273
Future income taxes                                   404          34
Current portion long-term debt and capital
 leases                                             5,074       5,195
                                               -----------  ----------
Total current liabilities                         353,826     279,345

Long-term debt and capital leases                 137,051     146,602
Subordinated convertible debentures                35,000      35,000
Future income taxes                                20,557      14,805
                                               -----------  ----------
Total liabilities                                 546,434     475,752
                                               -----------  ----------

Commitments and Contingencies

Shareholders' equity
Share capital                                     262,945     259,617
Contributed surplus                                15,979      12,681
Cumulative translation account                     25,117      26,983
Retained earnings                                  99,572      82,502
                                               -----------  ----------
Total shareholders' equity                        403,613     381,783
                                               -----------  ----------
Total liabilities and shareholders' equity       $950,047    $857,535
                                               -----------  ----------
                                               -----------  ----------


HUB INTERNATIONAL LIMITED
Consolidated Statements of Cash Flows
For the three months and six months ended June 30, 2005 and 2004
(in thousands of U.S. dollars)

                            Second quarter        First six months
                        ---------------------- -----------------------
                            2005       2004        2005        2004
                        ----------- ---------- ----------- -----------
                        (Unaudited) (Unaudited)(Unaudited) (Unaudited)

Operating activities
Net earnings               $4,269   $11,591      $20,749      $21,214
Items not affecting cash:
  Amortization and
   depreciation             4,022     2,666        7,962        5,034
  (Gain)/loss on disposal of
   subsidiaries, property,
    equipment and other
    assets                     18      (597)      (2,394)        (559)
  Non-cash stock based
   compensation            10,652     1,701       19,650        3,315
  Gain on forgiveness of
   debt                         -         -       (4,500)           -
  Loss on write-off of
   trademarks                   -         -            -        2,587
  Future income taxes          75     1,976         (897)         507
Non-cash working capital
 items
  Trust cash               (9,302)  (10,373)       5,764           30
  Accounts and other
   receivables            (75,553)  (59,781)     (42,268)      (8,368)
  Prepaid expenses         (1,685)   (3,520)        (916)      (3,366)
  Accounts payable and
   accrued liabilities     85,667    66,939       19,802       (3,330)
  Other assets                129       128          257          256
  Income taxes             (3,834)   (1,566)       4,563         (176)
                         -------------------    ----------------------
  Net cash flows from
   operating activities    14,458     9,164       27,772       17,144
                         -------------------    ----------------------

Investing activities
  Property and equipment
   - purchases             (1,721)   (1,465)      (2,657)      (2,850)
  Property and equipment
   - proceeds on sale          13        14           14           81
  Purchase of subsidiaries,
   net of cash received    (7,960)  (11,621)      (7,977)     (11,878)
  Sale of subsidiaries       (111)    3,929        3,765        3,929
  Other assets                126      (302)       4,520          255
                         -------------------    ----------------------
  Net cash flows (used
   for) investing
   activities              (9,653)   (9,445)      (2,335)     (10,463)
                         -------------------    ----------------------

Financing activities
  Long-term debt and
   capital leases -
   advances                     -    65,000            -       65,000
  Long-term debt and
   capital leases -
   repayments                (934)   (3,680)      (5,198)      (4,690)
  Proceeds from exercise
   of stock options           124       412          628          480
  Proceeds from sale of
   executive purchase
   plan shares                 35         -           35            -
  Dividends paid           (1,844)   (3,043)      (3,679)      (3,043)
                         -------------------    ----------------------
  Net cash flows from
   (used for) financing
   activities              (2,619)   58,689       (8,214)      57,747
                         -------------------    ----------------------

Effect of exchange rate
 changes on cash and cash
 equivalents                 (501)   (1,185)        (850)      (1,953)
                         -------------------    ----------------------
Change in cash and cash
 equivalents                1,685    57,223       16,373       62,475
Cash and cash equivalents
 - Beginning of period    112,892    87,304       98,204       82,052
                         -------------------    ----------------------
Cash and cash equivalents
 - End of period         $114,577  $144,527     $114,577     $144,527
                         -------------------    ----------------------
                         -------------------    ----------------------


HUB INTERNATIONAL LIMITED
Non-cash stock based compensation
For the three months and six months ended June 30, 2005 and 2004
(in thousands of U.S. dollars)

Our non-cash stock based compensation includes stock options and restricted share units for senior employees as well as amortization of $8.7 million, or $0.25 per diluted share for the second quarter 2005 and $15.9 million or $ 0.43 per diluted share for the first 6 months 2005, of non-cash stock based compensation related to the estimated earnout due to management of Talbot. In response to investor interest in the true impact of these costs, we began recognizing the expense of non-cash stock based compensation during 2003. Options vest evenly over three years and expire in seven years from issuance. Shares derived from the options are held in escrow for a period of five years from the date the options are granted, subject to early releases in certain circumstances. Restricted share units vest over periods ranging from 46 months to 95 months. Our policy is to expense the fair value of non-cash stock based compensation to employees over the period in which entitlement to the compensation vests. The amount of expense recognized in each year related to stock options will vary with respect to exercise and forfeiture of options.

Non-cash stock based compensation for the three months and six months ended June 30, 2005 and 2004 is comprised of the following:

                                      Second quarter  First six months
                                       2005    2004     2005    2004
                                     -------- ------- -------- -------
Non-cash stock based compensation:
  Stock options granted June 2002       $389   $510      $851  $1,001
  Stock options granted February
   2003                                   90    128       190     230
  Stock based compensation granted
   for 2003 bonuses                      780    634     1,514   1,267
  Restricted share units                 661    429     1,162     817
  Other                                   11      -        18       -
                                   -----------------  ----------------
                                       1,931  1,701     3,735   3,315
  Non-cash stock based compensation
   related to
  Talbot acquisition                   8,721      -    15,915       -
                                   -----------------  ----------------
                                     $10,652 $1,701   $19,650  $3,315
                                   -----------------  ----------------
                                   -----------------  ----------------

The Company estimates the non-cash stock based compensation expense for 2005 through 2010 will be:


Year ended December 31,  2005     2006   2007    2008    2009    2010
                        ----------------------------------------------
Stock options granted
 June 2002               $851       $-     $-      $-      $-      $-
Stock options granted
 February 2003            366        -      -       -       -       -
Stock based compensation
 granted for 2003
 bonuses                2,671    2,227  2,136   2,136   2,136   2,062
Stock based compensation
 regarding Talbot
 acquisition           27,780    9,293  1,668       -       -       -
Restricted share
 units                  2,501    2,670  2,635   2,635     735     115
Other                     114       19      5       -       -       -
                      ------------------------------------------------
                      $34,283  $14,209 $6,444  $4,771  $2,871  $2,177
                      ------------------------------------------------
                      ------------------------------------------------

In total, as of June 30, 2005, we had issued and outstanding approximately 1.4 million stock options at a weighted average exercise price of $15.35. Our closing share price on the New York Stock
Exchange was $19.35 on June 30, 2005.


HUB INTERNATIONAL LIMITED
Consolidated Statements of Normalized Net Earnings
For the three months and six months ended June 30, 2005 and 2004
(in thousands of U.S. dollars, except per share amounts)


Normalized Net Earnings -
 Three Months              2005       2004          2005        2004
                      ----------------------  ------------------------
                        (000's)    (000's)    Diluted EPS Diluted EPS
                      ----------------------  ------------------------
                      (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Reported net earnings
 (GAAP) for the three
 months ended June 30     $4,269    $11,591         $0.12       $0.35
Impact of non-cash
 stock based
 compensation - Talbot     8,721          -          0.25           -
Impact of foreign
 exchange                   (420)      (219)        (0.01)      (0.01)
                      ----------------------  ------------------------
                         $12,570    $11,372         $0.36       $0.34
                      ----------------------  ------------------------

Normalized Net
 Earnings - Six Months      2005       2004          2005        2004
                      ----------------------  ------------------------
                        (000's)    (000's)    Diluted EPS Diluted EPS
                      ----------------------  ------------------------
                      (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Reported net earnings
 (GAAP) for the six
 months ended June 30    $20,749    $21,214         $0.59       $0.64
Impact of non-cash
 stock based
 compensation - Talbot    15,915          -          0.43           -
Impact of gain on
 forgiveness of debt      (2,925)         -         (0.08)          -
Impact on gain on
 disposition of assets
 of certain brokerages    (1,914)      (414)        (0.05)      (0.01)
Impact of foreign
 exchange                 (1,089)    (1,084)        (0.03)      (0.03)
Impact of write-off of
 trademarks                    -      1,656             -        0.05
                      ----------------------  ------------------------
                         $30,736    $21,372         $0.86       $0.65
                      ----------------------  ------------------------

Note: Normalized net earnings is a non-GAAP measure.

    CONTACT: Hub International Limited
             W. Kirk James, 312-279-4881
             Media Contact
             email: Kirk.james@hubinternational.com
             or
             Rosenbaum Advisors, Inc.
             Michael Rosenbaum, 847-749-1010
             Investor Contact
             email: michael@rosenbaumadvisors.com